Exhibit 5
November 19, 2013
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Best Buy Co., Inc. a Minnesota corporation (the “Company”) in connection with a Registration Statement on Form S-8 relating to the registration of the offer and sale by the company of up to $15,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations’) under the Best Buy Co., Inc. Deferred Compensation Plan (the “Plan”).
We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.
Based on the foregoing, we are of the opinion that the Deferred Compensation Obligations have been duly authorized by the Company and, when created in accordance with the terms of the Plan, will be valid and binding obligations of the Company, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting creditors’ remedies and by general principles of equity.
Our opinions expressed above are limited to the laws of the State of Minnesota.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Dorsey & Whitney LLP
DFM/MJV